 Exhibit 99.1
News Release

Compaq Computer Corporation	P.O. Box 692000
Public Relations Department	Houston, Texas 77269-2000
Tel 281-514-0484
Fax 281-514-4583
http://www.compaq.com
For Immediate Release

Compaq Board Authorizes $1 Billion in Share Repurchases
and Declares Quarterly Cash Dividend

HOUSTON, Dec. 1, 2000 – Compaq Computer Corporation Board of Directors today authorized the company to repurchase up to $1 billion of Compaq common shares. Compaq said it plans to buy the shares on the open market from time to time, depending on market conditions. Compaq announced that its systematic repurchase program, initiated in 1998, has been suspended while the program authorized today is in effect.

        “At current price levels, we believe Compaq’s stock offers a tremendous investment opportunity for the company,” said Michael Capellas, Chairman and Chief Executive Officer.

        The Compaq Board of Directors has also declared a regular quarterly cash dividend of $0.025 per common share, payable on January 19, 2001 to stockholders of record on December 29, 2000.

About Compaq

        Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs.

        Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq’s e-commerce Web site at http://www.compaq.com/. Compaq markets its products and services primarily to customers from the business, home, government, and education sectors. Customer support and information about Compaq and its products and services are available at http://www.compaq.com/.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: component shortages, delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the report on Form 10-Q.

For further editorial information, contact:

Compaq Computer Corporation         Arch Currid       281-514-0484                  arch.currid@COMPAQ.com